                                                                    Exhibit 99.1


PRESS RELEASE                                     FOR IMMEDIATE RELEASE

                                                  Contact:
                                                   Robert W. White,
                                                   CHAIRMAN, PRESIDENT AND CEO
                                                   or
                                                   Jack Sandoski,
                                                   SENIOR VICE PRESIDENT AND CFO
                                                   (215) 886-8280

ABINGTON COMMUNITY BANCORP, INC. ANNOUNCES 51.2% INCREASE IN NET INCOME FOR THE THIRD QUARTER OF 2005

Jenkintown, PA (October 28, 2005) - Abington Community Bancorp, Inc. (the "Company") (Nasdaq: ABBC), "mid-tier" holding company for Abington Bank (the "Bank"), reported net income of $1.6 million for the quarter ended September 30, 2005, representing an increase of 51.2% over the comparable 2004 period. Additionally, the Company reported net income of $4.7 million for the first nine months of 2005, representing an increase of 50.7% over the comparable 2004 period. Earnings per share were $0.10 and $0.31, respectively, for the quarter and nine months ended September 30, 2005.

Mr. Robert W. White, Chairman, President and CEO of the Company, stated, "We have continued to successfully meet our goals and financial targets as a new public company. We were pleased to pay another quarterly dividend of $0.05 per share in September. Our growth on both sides of the balance sheet has been exceptional, especially in the areas of loans and deposits. Our plans to open three new branches in Montgomery County and Bucks County will help us to continue this growth."

Net interest income was $5.3 million and $15.5 million for the three months and nine months ended September 30, 2005, respectively, representing increases of 28.6% and 29.3% over the comparable 2004 periods. Interest income for the three months ended September 30, 2005 increased $2.6 million or 34.0% over the comparable 2004 period. Interest income for the nine months ended September 30, 2005 increased $6.5 million or 29.2% over the comparable 2004 period. For both the three-month and nine-month periods, the increase in interest income was primarily a result of growth in the average balances of all categories of interest-earning assets, as well as increases in the average yields on those assets. The most substantial growth was seen in our loan portfolio. The average balance of our loan portfolio increased $99.4 million or 25.4% to $491.1 million for the quarter ended September 30, 2005 from $391.7 million for quarter ended September 30, 2004. Similarly, the average balance of our loan portfolio increased $74.6 million or 19.8% to $452.2 million for the first nine months of 2005 from $377.6 million for the first nine months of 2004. The increases in interest income were somewhat offset by increases in interest expense. Interest expense for the three months ended September 30, 2005 increased $1.4 million or 40.3% over the comparable 2004 period. Interest expense for the nine months ended September 30, 2005 increased $3.0 million or 29.1% over the comparable 2004 period. For the three months ended September 30, 2005, the increase in interest expense was the result of increases in the average balances of deposits and FHLB advances as well as increases in the average rates paid on deposits, FHLB advances and other borrowings. For the three months ended September 30, 2005 our average deposit balance grew by $78.8 million or 22.4%, primarily due to growth in higher-rate certificates of deposit. For the nine months ended September 30, 2005, the increase in interest expense was the result of increases in the average balances of, and average rates paid on, all categories of interest bearing liabilities. For the nine months ended September 30, 2005 our average deposit balance grew by $60.9 million or 17.7%, again due primarily to growth in higher-rate certificates of deposit. Consequently, our average interest rate spread decreased to 2.26% and 2.29% for the three months and nine months ended September 30, 2005, respectively, from 2.36% and 2.32% for the three months and nine months ended September 30, 2004, respectively. Our net interest margin, however, increased to 2.76% and 2.79% for the three months and nine months ended September 30, 2005, respectively, from 2.67% and 2.65% for the three months and nine months ended September 30, 2004, respectively.

We made a $20,000 provision to the allowance for loan losses during the third quarter of 2005 with no such provision during the third quarter of 2004. However, a provision for loan losses of $20,000 was made in the first nine months of 2005 compared to a provision of $45,000 in the first nine months of 2004. The provision for loan losses is charged to expense as necessary to bring our allowance for loan losses to a sufficient level to cover known and inherent losses in the loan portfolio. The provision taken during the third quarter of 2005 was primarily the result of growth in the loan portfolio while the overall credit quality of the loan portfolio remains strong. At September 30, 2005, non-performing loans amounted to 0.06% of loans receivable and our allowance for loan losses amounted to 435.0% of non-performing loans.

Our total non-interest income amounted to $770,000 for the quarter ended September 30, 2005 compared to $509,000 for the quarter ended September 30, 2004. The increase was due primarily to a $37,000 gain on derivative instruments in 2005 compared to a $106,000 loss on derivative instruments in 2004 as well as to $166,000 of income from bank owned life insurance ("BOLI") recognized during the third quarter of 2005 with no comparable BOLI income in 2004. These gains were partially offset by a $40,000 decrease in service charge income.

Total non-interest income amounted to $2.1 million for the nine months ended September 30, 2005 compared to $1.6 million for the nine months ended September 30, 2004. The increase was due primarily to $330,000 of income from BOLI purchased in March 2005 and an $80,000 gain on derivative instruments for the first nine months of 2005 compared to a loss of $155,000 for the first nine months of 2004. These gains were partially offset by a $62,000 decrease in service charge income for the first nine months of 2005 compared to the first nine months of 2004.

Our total non-interest expense for the quarter ended September 30, 2005 amounted to $3.9 million, representing an increase of $856,000 or 28.1% from the quarter ended September 30, 2004. The overall increase was due to increases in all categories of non-interest expense with the exception of ATM expense and deposit insurance premiums, which decreased slightly. Salaries and employee benefits expense increased $464,000 or 28.3% for the third quarter of 2005 when compared to the third quarter of 2004, primarily due to additional expenses of $296,000 relating to the Company's employee stock ownership plan ("ESOP"), 2005 Stock Option Plan ("SOP") and 2005 Recognition and Retention Plan ("RRP"). The remainder of the increase in salaries and employee benefits expense was due to growth in total employees and normal merit increases in salaries. Net occupancy expense increased approximately $160,000 or 59.6%, due in part to leases entered into for the three new branches that are expected to open later this year and next year. Other non-interest expense increased approximately $164,000 or 31.9% due primarily to increased audit and professional fees primarily as the result of becoming a public reporting entity as well as to additional expense of $77,000 for SOP and RRP awards to directors.

Total non-interest expense for the nine months ended September 30, 2005 amounted to $10.9 million, representing an increase of $2.1 million or 23.9% from the nine months ended September 30, 2004. The overall increase was due to increases in all categories of non-interest expense with the exception of data processing expense, which decreased slightly. Salaries and employee benefits expense, the largest component of non-interest expense, increased $1.1 million or 23.3% for the first nine months of 2005 when compared to the first nine months of 2004. This increase was primarily due to additional expense of $531,000 relating to the Company's ESOP, SOP and RRP, all of which began in 2005. The remainder of the increase in salaries and employee benefits expense was due to growth in total employees and normal merit increases in salaries. Our net occupancy expense increased approximately $363,000 or 42.3%, due in part to the leases entered into for the three new branches. Other non-interest expense increased approximately $498,000 or 33.5% due primarily to increased audit and professional fees as the result of becoming a public reporting entity as well as to additional expense of $77,000 for SOP and RRP awards to directors.

Income tax expense for the third quarter of 2005 amounted to $604,000 compared to $571,000 for the third quarter of 2004. Income tax expense for the nine months ended September 30, 2005 amounted to $2.0 million compared to $1.6 million for the nine months ended September 30, 2004. For both the three- and nine-month periods in 2005, the increase in income tax expense was due to the increase in our pre-tax income, partially offset by an improvement in our effective tax rate. Our effective tax rate decreased to 27.5% and 29.3% for the three months and nine months ended September 30, 2005, respectively, from 35.1% and 33.9% for the three months and nine months ended September 30, 2004, respectively. The improved tax rates were primarily a result of increased investment in tax-exempt municipal securities and bank owned life insurance.

The Company's total assets increased $110.7 million, or 15.4%, to $828.7 million at September 30, 2005 compared to $718.0 million at December 31, 2004. During the first nine months of 2005, net loans receivable increased $93.1 million or 22.6% to $505.8 million. All categories of loans increased, with the largest growth occurring in one- to four-family residential loans and construction loans. Our investment securities, both held-to-maturity and available-for-sale, increased by an aggregate of $13.0 million or 15.0% to an aggregate of $99.4 million at September 30, 2005 compared to an aggregate of $86.4 million at December 31, 2004. Our mortgage-backed securities, both held-to-maturity and available-for-sale, decreased by an aggregate of $5.8 million or 3.5% to an aggregate of $159.0 million at September 30, 2005 compared to an aggregate of $164.7 million at December 31, 2004. During the first nine months of 2005, purchases of investment and mortgage-backed securities of $43.6 million in the aggregate were partially offset by $34.1 million in repayments of our held-to-maturity and available-for-sale investment and mortgage-backed securities. Additionally, the Company purchased $15.0 million of BOLI during the first quarter of 2005, which is reflected in the Company's balance sheet at its cash surrender value. The BOLI is intended to fund various benefit programs of the Company.

Our total deposits increased $69.3 million or 17.1% to $474.6 million at September 30, 2005 from $405.3 million at December 31, 2004 as a result of a $83.1 million increase in certificate accounts that was partially offset by decreases in savings and money market accounts and checking accounts. Our advances from the Federal Home Loan Bank ("FHLB") increased $41.9 million or 24.6% during the first nine months of 2005 to $212.6 million at September 30, 2005 compared to $170.7 million at December 31, 2004. We utilize advances from the FHLB as an alternative to retail deposits in order to fund operations and additional asset growth. The $3.9 million increase in other borrowed money to $16.7 million at September 30, 2005 compared to $12.9 million at December 31, 2004 reflects an increase in the amount of securities repurchase agreements entered into with certain commercial checking account customers.

Our stockholders' equity decreased $6.7 million to $116.4 million at September 30, 2005 compared to $123.1 million at December 31, 2004. The decrease was primarily due to the purchase of approximately 419,000 shares of the Company's common stock for an aggregate of $5.3 million by the Company's ESOP and the purchase of approximately 286,000 shares of the Company's common stock for an aggregate of $3.7 million by the Company's RRP. These purchases were partially offset by a commitment to release approximately 29,000 unallocated ESOP shares and the amortization of approximately 14,000 unvested RRP shares for aggregate costs of approximately $355,000 and $164,000, respectively. The payment of the Company's quarterly cash dividends of $0.05 per share in June and September reduced retained earnings by $1.5 million. Additionally, our accumulated other comprehensive loss increased $1.4 million. These decreases to stockholders' equity were partially offset by our net income for the first nine months of 2005, resulting in a net increase to retained earnings of $3.2 million.

Abington Community Bancorp, Inc. is the "mid-tier" holding company for Abington Bank. Abington Bank is a Pennsylvania-chartered, FDIC-insured savings bank which was originally organized in 1867. Abington Bank conducts business from its headquarters and main office in Jenkintown, Pennsylvania as well as seven additional full service branch offices and four limited service banking offices located in Montgomery and Bucks Counties, Pennsylvania. As of September 30, 2005, Abington Community Bancorp had $828.7 million in total assets, $474.6 million in deposits and $116.4 million in stockholders' equity.

THIS NEWS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS, INCLUDING STATEMENTS ABOUT THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND EARNINGS OUTLOOK FOR ABINGTON COMMUNITY BANCORP, INC. FORWARD-LOOKING STATEMENTS CAN BE IDENTIFIED BY THE FACT THAT THEY DO NOT RELATE STRICTLY TO HISTORICAL OR CURRENT FACTS. THEY OFTEN INCLUDE WORDS SUCH AS "BELIEVE," "EXPECT," "ANTICIPATE," "ESTIMATE" AND "INTEND" OR FUTURE OR CONDITIONAL VERBS SUCH AS "WILL," "WOULD," "SHOULD," "COULD" OR "MAY." FORWARD-LOOKING STATEMENTS, BY THEIR NATURE, ARE SUBJECT TO RISKS

AND UNCERTAINTIES. A NUMBER OF FACTORS - MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL - COULD CAUSE ACTUAL CONDITIONS, EVENTS OR RESULTS TO DIFFER SIGNIFICANTLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. THE COMPANY'S REPORTS FILED FROM TIME-TO-TIME WITH THE SECURITIES AND EXCHANGE COMMISSION, DESCRIBE SOME OF THESE FACTORS, INCLUDING GENERAL ECONOMIC CONDITIONS, CHANGES IN INTEREST RATES, DEPOSIT FLOWS, THE COST OF FUNDS, CHANGES IN CREDIT QUALITY AND INTEREST RATE RISKS ASSOCIATED WITH THE COMPANY'S BUSINESS AND OPERATIONS. OTHER FACTORS DESCRIBED INCLUDE CHANGES IN OUR LOAN PORTFOLIO, CHANGES IN COMPETITION, FISCAL AND MONETARY POLICIES AND LEGISLATION AND REGULATORY CHANGES. INVESTORS ARE ENCOURAGED TO ACCESS THE COMPANY'S PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR FINANCIAL AND BUSINESS INFORMATION REGARDING THE COMPANY AT WWW.ABINGTONBANK.COM UNDER THE INVESTOR RELATIONS MENU. WE UNDERTAKE NO OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS.

ABINGTON COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (unaudited)
---------------------------------------------------------------------------------------------------------------

                                                                        SEPTEMBER 30, 2005    DECEMBER 31, 2004
                                                                        ---------------------------------------
ASSETS

Cash and due from banks                                                 $       18,094,729    $      24,867,784
Interest-bearing bank balances                                                   6,516,474            8,428,048
                                                                        ------------------    -----------------
      Total cash and cash equivalents                                           24,611,203           33,295,832
Investment securities held to maturity (estimated fair
  value--2005, $20,418,189; 2004, $10,336,485)                                  20,396,133           10,219,764
Investment securities available for sale (amortized cost--
  2005, $80,916,417; 2004, $77,348,884)                                         78,964,879           76,163,951
Mortgage-backed securities held to maturity (estimated fair
  value--2005, $72,012,247; 2004, $81,322,041)                                  73,552,676           81,703,737
Mortgage-backed securities available for sale (amortized cost--
  2005, $87,020,697; 2004, $83,300,963)                                         85,398,931           83,027,943
Loans receivable, net of allowance for loan losses
   (2005, $1,392,243; 2004, $1,412,697)                                        505,789,110          412,655,664
Accrued interest receivable                                                      3,604,620            2,710,162
Federal Home Loan Bank stock--at cost                                           11,605,400           10,450,100
Cash surrender value - bank owned life insurance                                15,330,453                    -
Property and equipment, net                                                      6,033,298            5,533,085
Deferred tax asset                                                               2,343,631            1,313,068
Prepaid expenses and other assets                                                1,044,633              905,074
                                                                        ------------------    -----------------
TOTAL ASSETS                                                            $      828,674,967    $     717,978,380
                                                                        ==================    =================

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:

  Deposits:

    Noninterest-bearing                                                 $       37,462,510    $      37,596,228
    Interest-bearing                                                           437,124,600          367,693,829
                                                                        ------------------    -----------------
      Total deposits                                                           474,587,110          405,290,057
  Advances from Federal Home Loan Bank                                         212,580,104          170,666,374
  Other borrowed money                                                          16,738,753           12,865,521
  Accrued interest payable                                                       3,912,433              910,040
  Advances from borrowers for taxes and insurance                                  506,355            2,047,151
  Accounts payable and accrued expenses                                          3,960,829            3,144,536
                                                                        ------------------    -----------------

           Total liabilities                                                   712,285,584          594,923,679
                                                                        ------------------    -----------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
  Preferred stock, $0.01 par value, 10,000,000 shares authorized,
    none issued                                                                          -                    -
  Common stock, $0.01 par value, 40,000,000 shares authorized,
    issued and outstanding: 15,870,000 in 2005 and 2004                            158,700              158,700
  Additional paid-in capital                                                    69,070,524           69,096,936
  Unallocated common stock held by:
    Employee Stock Ownership Plan (ESOP)                                        (7,003,098)          (2,046,137)
    Recognition & Retention Plan Trust (RRP)                                    (3,521,593)                   -
    Deferred compensation plans trust                                           (1,050,000)          (1,074,200)
  Retained earnings                                                             61,093,231           57,881,651
  Accumulated other comprehensive loss                                          (2,358,381)            (962,249)
                                                                        ------------------    -----------------

           Total stockholders' equity                                          116,389,383          123,054,701
                                                                        ------------------    -----------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                              $      828,674,967    $     717,978,380
                                                                        ==================    =================


                                                       6

ABINGTON COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)
-----------------------------------------------------------------------------------------------------------------------------------

                                                      Three Months Ended September 30,          NINE MONTHS ENDED SEPTEMBER 30,
                                                   --------------------------------------   ---------------------------------------
                                                          2005               2004                  2005                2004
                                                   --------------------------------------   ---------------------------------------
INTEREST INCOME:
  Interest on loans                                 $      7,683,975    $      5,743,416     $     20,860,816     $     16,708,624
  Interest and dividends on investment and
    mortgage-backed securities:
      Taxable                                              2,500,970           1,986,157            7,639,385            5,678,580
      Tax-exempt                                             214,482              31,755              471,876               35,265
                                                    ----------------    ----------------     ----------------     ----------------

        Total interest income                             10,399,427           7,761,328           28,972,077           22,422,469

INTEREST EXPENSE:
  Interest on deposits                                     2,668,445           1,665,979            6,826,392            4,779,645
  Interest on Federal Home Loan Bank advances              2,259,801           1,908,494            6,290,844            5,571,236
  Interest on other borrowed money                           122,642              26,508              318,307               54,737
                                                    ----------------    ----------------     ----------------     ----------------

        Total interest expense                             5,050,888           3,600,981           13,435,543           10,405,618
                                                    ----------------    ----------------     ----------------     ----------------

NET INTEREST INCOME                                        5,348,539           4,160,347           15,536,534           12,016,851

PROVISION FOR LOAN LOSSES                                     20,000                   -               20,000               45,000
                                                    ----------------    ----------------     ----------------     ----------------

NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES                                5,328,539           4,160,347           15,516,534           11,971,851
                                                    ----------------    ----------------     ----------------     ----------------

NON-INTEREST INCOME
  Service charges                                            436,938             477,187            1,320,289            1,382,010
  Rental income                                               10,048              12,687               33,998               39,277
  Gain (loss) on derivative instruments, net                  37,380            (105,644)              80,050             (154,869)
  Other income                                               286,003             125,135              677,573              337,563
                                                    ----------------    ----------------     ----------------     ----------------

        Total non-interest income                            770,369             509,365            2,111,910            1,603,981
                                                    ----------------    ----------------     ----------------     ----------------

NON-INTEREST EXPENSES
  Salaries and employee benefits                           2,107,339           1,643,103            5,772,441            4,682,746
  Net occupancy                                              429,222             268,963            1,219,505              856,905
  Depreciation                                               133,302             124,310              378,222              374,398
  Data processing                                            306,020             300,560              897,669              902,333
  ATM expense                                                 82,174              94,274              250,204              207,461
  Deposit insurance premium                                   31,620              32,721               91,265               84,898
  Advertising and promotions                                 132,524              66,047              334,510              226,563
  Other                                                      678,500             514,511            1,980,927            1,483,318
                                                    ----------------    ----------------     ----------------     ----------------

        Total non-interest expenses                        3,900,701           3,044,489           10,924,743            8,818,622
                                                    ----------------    ----------------     ----------------     ----------------

INCOME BEFORE INCOME TAXES                                 2,198,207           1,625,223            6,703,701            4,757,210
                                                    ----------------    ----------------     ----------------     ----------------

PROVISION FOR INCOME TAXES                                   603,819             570,900            1,962,253            1,610,740
                                                    ----------------    ----------------     ----------------     ----------------

NET INCOME                                          $      1,594,388    $      1,054,323     $      4,741,448     $      3,146,470
                                                    ================    ================     ================     ================

EARNINGS PER COMMON SHARE:
        BASIC                                       $           0.10            n/a          $           0.31              n/a
        DILUTED                                     $           0.10            n/a          $           0.31              n/a

AVERAGE COMMON SHARES OUTSTANDING:
        BASIC                                             15,244,232            n/a                15,366,869              n/a
        DILUTED                                           15,485,363            n/a                15,448,129              n/a


                                                                 7

ABINGTON COMMUNITY BANCORP, INC.

SELECTED FINANCIAL DATA (unaudited)
--------------------------------------------------------------------------------------------------------------------------

                                               THREE MONTHS ENDED SEPTEMBER 30,        NINE MONTHS ENDED SEPTEMBER 30,
                                              -------------------------------------  -------------------------------------
                                                     2005            2004                   2005             2004
                                              -------------------------------------  -------------------------------------
Selected Operating Ratios(1):
Average yield on interest-earning assets                5.36%              4.98%                5.21%              4.94%
Average rate on interest-bearing liabilities            3.10%              2.62%                2.92%              2.62%
Average interest rate spread(2)                         2.26%              2.36%                2.29%              2.32%
Net interest margin(2)                                  2.76%              2.67%                2.79%              2.65%
Average interest-earning assets to average
  interest-bearing liabilities                        119.02%            113.61%              120.91%            114.02%
Net interest income after provision
  for loan losses to non-interest expense             136.61%            136.66%              142.03%            135.75%
Total non-interest expense to average assets            1.90%              1.87%                1.86%              1.86%
Efficiency ratio(3)                                    63.75%             65.20%               61.90%             64.75%
Return on average assets                                0.78%              0.65%                0.81%              0.67%
Return on average equity                                5.36%              7.69%                5.25%              7.70%
Average equity to average assets                       14.46%              8.41%               15.34%              8.64%

ASSET QUALITY RATIOS(4):
Non-performing loans as a percent of
  total loans receivable(5)                             0.06%              0.01%                0.06%              0.01%

Non-performing assets as a percent of
  total assets(5)                                       0.04%              0.00%                0.04%              0.00%

Allowance for loan losses as a percent of
  non-performing loans                                435.00%           5430.77%              435.00%           5430.77%

Net charge-offs/(recoveries) to average
  loans receivable                                      0.00%            (0.01)%                0.01%              0.02%

CAPITAL RATIOS(6):

Tier 1 leverage ratio                                  10.47%              8.72%               10.47%              8.72%
Tier 1 risk-based capital ratio                        17.05%             14.42%               17.05%             14.42%
Total risk-based capital ratio                         17.33%             14.78%               17.33%             14.78%

-------------------------------------------------------------------------------------------------------------------------
(1)     With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated
        periods and, for the three-month and nine-month periods ended September 30, 2005 and 2004, are annualized where appropriate.
(2)     Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.
(3)     The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.
(4)     Asset quality ratios are end of period ratios, except for net charge-offs to average loans receivable.
(5)     Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all accruing loans 90 days or more past due and all non-accruing loans. It is our policy to cease accruing interest on all loans 90 days or more past due. Real estate owned consists of real estate acquired through foreclosure and real estate acquired by acceptance of a deed-in-lieu of foreclosure.
(6)     Capital ratios are end of period ratios and are calculated for Abington Bank per regulatory requirements.


                                                             8